As filed with the Securities and Exchange Commission on April 17, 2023
Registration No 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
OTTER TAIL CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	27-0383995 (I.R.S. Employer Identification No.)
215 South Cascade Street, Box 496
Fergus Falls, Minnesota 56538-0496
(Address of Principal Executive Offices) (Zip Code)
2023 STOCK INCENTIVE PLAN
(Full title of the plan)
Jennifer O. Smestad, Esq.
General Counsel and Corporate Secretary
215 South Cascade Street, Box 496
Fergus Falls, Minnesota 56538-0496
(Name and address of agent for service)

(866) 410-8780
(Telephone number, including area code, of agent for service)
Copy to:
Cam C. Hoang, Esq.
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402
(612) 492-6109

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” or “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☑	Accelerated Filer ☐
Non-Accelerated Filer ☐	Smaller Reporting Company ☐	Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed by Otter Tail Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this registration statement:
    (a)    the Company’s Annual Report on Form 10-K for the year ended December 31, 2022;
    (b)    the Company’s Current Report on Form 8-K filed on March 31, 2023; and
    (c)    the description of the Company’s common shares contained in any registration statement on Form 8-A that it has filed, and any amendment or report filed for the purpose of updating this description.
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Minnesota Statutes Section 302A.521 contains detailed provisions for indemnification of directors and officers of domestic or foreign corporations under certain circumstances and subject to certain limitations.
Article VIII of the Restated Bylaws of the Company contains provisions for indemnification of its directors and officers consistent with the provisions of Minnesota Statutes, Section 302A.521.
Article X of the Third Restated Articles of Incorporation of the Company provides that a director shall not be liable to the Company or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when said Article X became effective.
The Company has obtained insurance policies indemnifying the Company and the Company’s directors and officers against certain civil liabilities and related expenses.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

The following Exhibits are filed as part of, or incorporated by reference into, this report.

No.	Description

3.1	Third Restated Articles of Incorporation, dated April 12, 2021.
3.2	Restated Bylaws, dated April 12, 2021.
4.1*	2023 Stock Incentive Plan
5.1*	Opinion of Dorsey & Whitney LLP
23.1*	Consent of Deloitte & Touche LLP
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
107*	Filing Fee Table

*Filed herewith.

Item 9. Undertakings
(a)    The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fergus Falls, State of Minnesota, on April 17, 2023.

OTTER TAIL CORPORATION

By:	/s/ Kevin G. Moug
Kevin G. Moug Chief Financial Officer and Senior Vice President

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Jennifer O. Smestad, Kevin G. Moug and Paul L. Knutson, and each or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form S-8, and any and all amendments (including post-effective amendments) thereto, relating to the offering of up to 979,891 common shares, $5 par value, of Otter Tail Corporation pursuant to the 2023 Stock Incentive Plan, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on April 17, 2023 by the following persons in the capacities indicated.

Signature	Title

/s/ Charles S. MacFarlane	President and Chief Executive Officer and Director
Charles S. MacFarlane	(principal executive officer)

/s/ Kevin G. Moug	Chief Financial Officer and Senior Vice President
Kevin G. Moug	(principal financial and accounting officer)

/s/ Nathan I. Partain	Chairman of the Board and Director
Nathan I. Partain

/s/ Karen M. Bohn	Director
Karen M. Bohn

/s/ Jeanne H. Crain	Director
Jeanne H. Crain

/s/ John D. Erickson	Director
John D. Erickson

/s/ Steven L. Fritze	Director
Steven L. Fritze

/s/ Kathryn O. Johnson	Director
Kathryn O. Johnson

/s/ Michael E. LeBeau	Director
Michael E. LeBeau

/s/ Mary E. Ludford	Director
Mary E. Ludford

/s/ James B. Stake	Director
James B. Stake

/s/ Thomas J. Webb	Director
Thomas J. Webb